BANCINSURANCE CORPORATION
DECLARES DIVIDEND

COLUMBUS, Ohio (November 16, 2009) – Bancinsurance Corporation (OTC BB: BCIS), a specialty property and casualty insurance holding company, today announced that on November 13, 2009, its board of directors declared a cash dividend of $0.50 per common share (approximately $2.6 million in the aggregate). The dividend will be payable on December 14, 2009, to shareholders of record as of the close of business on November 30, 2009.

“We are delighted to declare this dividend and share the Company’s success with our shareholders,” said John Sokol, chairman, chief executive officer and president. “While Bancinsurance Corporation has not historically paid cash dividends, based on our current capital levels and capital requirements, the dividend provides a return on our shareholders’ investment without compromising our capital structure or liquidity. The declaration and payment of future dividends (if any) will depend upon our results of operations, financial condition, capital needs, liquidity and other factors deemed relevant by our board of directors.”

About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance.  Lender service insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance, guaranteed auto protection insurance and equipment physical damage insurance products.  These products primarily protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees.  Waste industry products consist of waste, contract and escrow surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements.

Forward-Looking Information

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial condition, results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risks and uncertainties that could materially affect the company’s consolidated financial results are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

CONTACT:
John S. Sokol
Chairman, Chief Executive Officer and President
jsokol@bancins.com
614-220-5200